Exhibit 99.1

October 19, 2023

Dear Stockholder

We are excited to announce some exciting changes for Strategic Storage Trust VI, Inc. (“SST VI”). We will soon be offering two new classes of shares of common stock in our primary offering, Class Y shares and Class Z shares, which we expect to begin selling by November 1, 2023. The Class Y shares and Class Z shares will be offered at a price of $9.30 per share. Our sponsor will be paying all of the up-front sales expenses of these share classes in exchange for Series C Convertible Subordinated Units (“Series C Units”) of our operating partnership. See below for more information on the Series C Units. This means that more subscription funds will go towards buying properties and will potentially allow SST VI to acquire a larger more diversified portfolio, which we believe will be beneficial to all of our stockholders. If we begin selling Class Y and Class Z shares on November 1, the last day to purchase Class A, Class T or Class W shares in our primary offering will be October 31, 2023.

As a result of these changes, we wanted to inform you of the impact to you as a stockholder of Class A, Class T or Class W shares, including (i) the one-time stock dividend that will be paid to you in order to accommodate the new offering price of $9.30 for Class Y and Class Z shares, and (ii) changes to our distribution reinvestment plan and our share redemption program.

Series C Units

In exchange for funding the up-front sales expenses of the Class Y and Class Z shares, our sponsor will receive Series C Units equal to the dollar amount of such funding divided by the then-current offering price (initially $9.30 per share) for the Class Y and Class Z shares sold in the offering. The Series C Units shall initially have no distribution, voting or other rights to participate in our operating partnership unless and until such Series C Units are converted into Class A Units of our operating partnership. The Series C Units shall automatically convert into Class A Units on a one-to-one basis upon our disclosure of an estimated net asset value (NAV) per share equal to at least $10.00 per share for all other shares (inclusive of the Series C Units being converted).

One-Time Stock Dividend to All of Our Class A, Class T and Class W Stockholders

Stockholders who own Class A shares will receive a one-time stock dividend equivalent to approximately 0.11075 shares of Class A common stock for every Class A share owned; stockholders who own Class T shares will receive a one-time stock dividend equivalent to approximately 0.07526 shares of Class T common stock for every Class T share owned; and stockholders who own Class W shares will receive a one-time stock dividend equivalent to approximately 0.01075 shares of Class W common stock for every Class W share owned. The record date for such dividend is expected to be November 15, 2023.

This one-time stock dividend will provide each of our Class A, Class T and Class W stockholders who purchased shares in the public offering the same number of shares such stockholder would have received had the stockholder originally purchased shares at $9.30 (the current purchase price for the Class Y and Class Z shares).

Please note that your next quarterly account statement will show the new share price for your Class A, Class T and Class W shares of $9.30, but you will see more shares in your account as a result of the stock dividend and correspondingly an increase in the total value of your shares equal to your original aggregate purchase price (as opposed to the original “net investment” price that was reduced for up-front selling costs).

Upcoming Change in Pricing of Our Distribution Reinvestment Plan

Beginning with our November distribution for stockholders owning shares in the month of October, Class A, Class T and Class W stockholders participating in our distribution reinvestment plan will purchase their respective Class A, Class T and Class W shares at the then-current offering price of Class Y and Class Z shares (currently $9.30 per share). Following the termination of the offering, the purchase price per share under our distribution reinvestment plan will be the then-current estimated NAV per share for each class of shares.

If you are currently participating in our distribution reinvestment plan, you do not need to do anything. You will automatically remain in the distribution reinvestment plan.

If you are not currently enrolled in the distribution reinvestment plan and wish to begin participation, you can call our investor relations team at (833) 404 4110.

Upcoming Change in Our Share Redemption Program

Effective with redemption requests made in the fourth quarter of 2023, Class A, Class T and Class W stockholders may redeem their shares at 93% of the then-current offering price (currently $9.30 per share) until SST VI conducts its first NAV per share calculation. Thereafter, the redemption price per share will be equal to 93% of the then-current NAV per share.

Should you have any questions or need further information please feel free to contact our investor relations team at (833) 404-4110.

Sincerely,

/s/ H. Michael Schwartz

H. Michael Schwartz

Chief Executive Officer